UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 4, 2024
(Date of earliest event reported)

C.H. ROBINSON WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-23189

Delaware	41-1883630
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14701 Charlson Road
Eden Prairie, Minnesota 55347
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: 952-937-8500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	CHRW	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 6, 2024, C.H. Robinson Worldwide, Inc. (the “Company”) announced that its Board of Directors (the “Board”) appointed Damon Lee as Chief Financial Officer (“CFO”), effective the day after the Company files its Quarterly Report on Form 10-Q for the quarter ending June 30, 2024. Mr. Lee will commence his employment with the Company on July 8, 2024, prior to such filing, to ensure a smooth transition of responsibilities. Mr. Lee will succeed Michael Zechmeister, whose departure was previously announced.
Mr. Lee, age 47, currently serves as Vice President and Chief Financial Officer of GE Commercial Engines and Services, the largest division of GE Aerospace, a position he has held since August 2022, prior to which he served as Vice President and Chief Financial Officer, Commercial Services of GE Aerospace since May 2021. Prior to joining GE Aerospace, Mr. Lee served as Vice President of Finance (CFO), Electrical Distribution Systems at Aptiv Corporation PLC from July 2018 to June 2021. Mr. Lee previously held positions of increasing responsibility at Precision Castparts Corp., Eaton Corporation plc, Newell-Rubbermaid (now Newell Brands Inc.), Ingersoll Rand Inc., and Mattel, Inc.
The Talent & Compensation Committee approved the following annual compensation for Mr. Lee: (i) annual base salary of $700,000, (ii) target annual cash incentive of 100% of base salary (with the payout prorated for the portion of the year during which Mr. Lee serves as CFO), and (iii) long-term equity incentive awards valued at $1.8 million (which amount reflects the full annual value of his long-term equity incentive award for 2024), 60% of which will be issued in the form of performance stock units and 40% in the form of restricted stock units, each with the same performance measures and vesting dates as comparable awards made to the Company’s other executive officers for fiscal 2024. In addition, Mr. Lee will receive (i) a signing bonus of $1.4 million that is repayable if his employment terminates prior to the second anniversary of the commencement of his employment for any reason other than involuntary termination without cause, and (ii) a make-whole restricted stock unit award to replace equity forfeited from his current employer valued at $2.5 million that vests as to 33% of the shares on the first and second annual anniversaries of the date of grant and as to 34% of the shares on the third annual anniversary of the date of grant and will provide for accelerated vesting in the event his employment is involuntarily terminated without cause. The equity awards described above will be granted to Mr. Lee on his first day of employment and the number of units subject to each award will be determined by dividing the value of the grant by the average closing price of a share of the Company’s common stock during the 30-day period ending on the trading date before July 8, 2024, and rounding down to the nearest whole number.
Mr. Lee’s employment offer letter agreement also provides that he will participate in the Company’s Executive Separation Plan and provides that he will be eligible for severance benefits in the event of an involuntary termination of his employment by the Company without cause, in accordance with the terms and requirements of the plan. Mr. Lee will also be entitled to certain relocation benefits in accordance with the Company’s relocation policy. The employment offer letter agreement between the Company and Mr. Lee is filed as Exhibit 10.1 hereto.
A copy of the press release announcing Mr. Lee’s appointment is filed as Exhibit 99.1 hereto.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

10.1	Employment offer letter agreement with Damon Lee fully executed on June 4, 2024.

99.1	Press Release dated June 6, 2024.

104	The cover page from the Current Report on Form 8-K formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C.H. ROBINSON WORLDWIDE, INC.

	By:	/s/ Nicole H. Strydom
Nicole H. Strydom
Deputy General Counsel and Assistant Secretary

Date: June 6, 2024